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                                                                   EXHIBIT 23.17

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in Amendment No. 8 to the Registration Statement on Form S-4 and related Prospectus of Apartment Investment and Management Company for the registration of Preferred Stock and Class A Common Stock and of AIMCO Properties, L.P. for the registration of $200,000,000 of its Partnership Preferred Units and Partnership Common Units, and to the incorporation by reference therein of our reports (i) dated June 26, 1998 with respect to the Combined Historical Summary of Gross Income and Direct Operating Expenses of Cirque Apartment Communities included in Apartment Investment and Management Company's Current Report on
Form 8-K dated November 2, 1998; and (ii) dated November 10, 1998 with respect to the Historical Summary of Gross Income and Direct Operating Expenses of Calhoun Beach Apartments included in Apartment Investment and Management Company's Current Report of Form 8-K dated December 21, 1998, all filed with the Securities and Exchange Commission.

                                                   /s/Ernst & Young LLP

Denver, Colorado
March 10, 1999